--------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ---------

                                   Form 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

                                 -------------

        Date of Report (Date of earliest event reported) August 26, 2004

                                   CULP, INC.

            (Exact name of registrant as specified in its charter)


         North Carolina                  0-12781                56-1001967
(State or other jurisdiction of   (Commission File No.)       (IRS Employer
         incorporation)                                    Identification No.)



                             101 South Main Street
                       High Point, North Carolina  27260
                   (Address of principal executive offices)
                                (336) 889-5161
             (Registrant's telephone number, including area code)




          (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

                                    INDEX
                                    -----


                                                                     Page

Item 2.02 -     Results of Operations and Financial                    3
                Condition

Item 9.01(c) -  Exhibits                                               3

Signature                                                              4

Exhibits

    Item 2.02 - Results of Operations and Financial Condition

On August 26, 2004, Culp, Inc. (the "Registrant" or the "company") issued a news release to announce its financial results for the first quarter ended August 1, 2004. The news release is attached hereto as Exhibit 99(a).

Also on August 26, 2004, the Registrant released a Financial Information Release containing additional financial information and disclosures about the Registrant's first quarter ended August 1, 2004. The Financial Information Release is attached hereto as Exhibit 99(b).

The news release and Financial Information Release contain disclosures about proforma income statement information, which reconciles the reported income statement information with proforma results, which exclude restructuring and related charges and credits. The company has included this proforma information in order to show operational performance excluding the effects of restructuring and related charges and credits that are not expected to occur on a regular basis. Management believes this presentation aids in the comparison of financial results among comparable financial periods.


Forward Looking Information. This Report and the exhibits attached hereto contain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and
Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future sales, gross profit and operating income margins, SG&A or other expenses and earnings. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. In addition, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.

Item 9.01 (c) -- Exhibits

99(a)  News Release dated August 26, 2004

99(b)  Financial Information Release dated August 26, 2004

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CULP, INC.
                                    (Registrant)


                              By:    Franklin  N. Saxon
                                     ------------------
                                     President and Chief Operating Officer

                              By:    Kenneth  R. Bowling
                                     -------------------
                                     Vice President-Finance, Treasurer


Dated:  August 26, 2004

                                  NEWS RELEASE

Investor Contact:  Kathy J. Hardy        Media Contact: Kenneth M. Ludwig
                   Corporate Secretary                  Senior Vice President,
                   336-888-6209                         Human Resources
                                                        336-889-5161


                CULP ANNOUNCES FIRST QUARTER FISCAL 2005 RESULTS


HIGH POINT, N.C. (August 26, 2004) - Culp, Inc. (NYSE: CFI) today reported financial and operating results for the first quarter of fiscal 2005 ended August 1, 2004. The highlights include:

o Mattress fabrics segment average weekly sales up 2.7 percent during period of transition to one-sided mattresses.

o Aggressive expansion of offshore sourcing capabilities, resulting in sales of sourced upholstery fabrics more than doubling over the same period last year.

o     Long-term   debt-to-capital  ratio  of  33.3  percent compared  with  44.5 percent a year ago.

o Earnings expectation for the second quarter of fiscal 2005 is net income of $0.13 to $0.17 per diluted share.

Overview

For the three months ended August 1, 2004, net sales were $67.8 million compared with $73.7 million a year ago, a 7.9 percent decline. The first quarter of fiscal 2005 included 13 weeks versus 14 weeks for the same quarter of fiscal 2004. The company reported a net loss of $1,052,000, or $0.09 per diluted share, for the first quarter of fiscal 2005 compared with a net loss of $411,000, or $0.04 per diluted share, for the first quarter of fiscal 2004. Excluding restructuring and related charges and credits of approximately $42,000, net of income taxes, the net loss for the first quarter of fiscal 2005 was $1,094,000, or $0.09 per diluted share.

"Considering one less week's sales, our average weekly sales for the first fiscal quarter of 2005 were $5.2 million compared with $5.3 million in the prior-year period, a decrease of less than 1.0 percent," commented Robert G. Culp, III, chairman of the board and chief executive officer of Culp, Inc. "The first quarter of our fiscal year is typically the slowest period for Culp and the furniture industry with scheduled plant vacation shutdowns. The seasonal slowdown, combined with the continued weakness in consumer demand for furniture throughout the summer, accounted for this modest drop. We believe our competitive position is strong and we are excited about the growth opportunities in our mattress ticking business and our offshore sourcing strategy."

Mattress Fabrics Segment

Mattress fabric (known as mattress ticking) sales were $26.0 million compared with $27.2 million for the first quarter of fiscal 2004, a 4.7 percent decline. As noted, these results reflect a 13-week period versus a 14-week period last year. Average weekly sales for the first quarter of fiscal 2005 were $2.0 million compared with $1.9 million in the prior-year period, an increase of 2.7 percent. This increase is especially noteworthy considering our customers' recent transition to one-sided mattresses, which utilize one-third less fabric. Operating income for this segment was $2.9 million, or 11.2 percent of sales, compared with $4.1 million, or 15.2 percent of sales, for the prior-year period. Operating income was primarily affected by one week's less sales for the quarter and inventory markdowns related to certain customer programs. These factors are expected to have significantly less impact on the segment's second quarter results.

Culp remarked, "We are seeing positive trends in our mattress ticking business and continue to make gains with key customers. Consumer trends and the attractiveness of this product category for retailers favor further growth in bedding demand, and we believe that Culp is well positioned to benefit from this growth as a leading provider of mattress ticking. Additionally, unlike upholstery fabrics, the mattress fabric business is not being threatened by Asian imports because of the relatively low average price points and labor content and the just-in-time delivery requirements of this business. Further, Asian imports of finished mattresses have been limited to less than four percent of the U.S. market because of high shipping costs as well as the customized product lines and strong brand name recognition associated with mattresses. With our leadership in product design, superior customer service and delivery performance, and a globally competitive cost structure, we expect that the mattress ticking business will account for an increasing percentage of Culp's overall sales and profitability in fiscal 2005."

Upholstery Fabrics Segment

Sales for this segment were $41.9 million, a 9.8 percent decline compared with $46.5 million in the first quarter of fiscal 2004. Average weekly sales for the first quarter of fiscal 2005 were $3.2 million compared with $3.3 million in the prior year period, a decrease of 2.9 percent. Sales of upholstery fabrics reflect soft demand by furniture retailers during the summer months. Additional factors affecting the demand for upholstery fabrics are the current consumer preference for leather furniture and increased competition from imported fabrics, including cut and sewn kits, primarily from Asia.

"It has become increasingly evident that competitive forces in the global marketplace are significantly changing the face of the furniture and the upholstery fabrics industries," added Culp. "However, we believe that Culp has made significant progress in adapting our business model to take advantage of this transition and position ourselves more effectively in this environment. First, we have significantly adjusted our cost structure and domestic manufacturing capacity over the past several years. Second, we have focused on design creativity and product development to provide breadth and innovation in the fabrics offered to our customers to meet changing consumer preferences. Third, we have implemented a dual strategy to aggressively develop offshore sourcing capabilities for Culp. In fiscal 2003 we put in place the necessary resources to begin sourcing from Asia certain upholstery fabrics that we do not manufacture, and we have continued to expand these resources. The other component of Culp's offshore sourcing strategy is our China operation, where we are now well underway with our manufacturing operations and our fabric shipments to customers. Sales of upholstery fabrics produced outside of our U.S. manufacturing plants, which include the popular micro-denier suedes and fabrics produced at our China facility, accounted for approximately $5.5 million, or
13.1 percent, of upholstery fabric sales for the quarter. Sourced fabrics accounted for approximately $2.1 million, or 4.5 percent of upholstery fabric sales for the same period last year."

Operating loss for the upholstery fabrics segment was $2.6 million, or 6.1 percent of sales, compared with a loss of $1.7 million, or 3.7 percent of sales, for the same period last year. The segment loss in each period was primarily due to underutilization of the company's U.S. manufacturing capacity. Culp noted, "If sales continue to be under pressure in the upholstery fabrics segment, we are prepared to take the necessary actions to further adjust our cost structure and U.S. capacity, as we have demonstrated in recent years."

Balance Sheet

"One of our key financial objectives for fiscal 2005 is to continue to capitalize on the strength of our balance sheet," added Culp. "At the end of the first fiscal quarter, our balance sheet reflects approximately $12.0 million in cash and cash equivalents. Long-term debt now stands at $51.1 million compared with $76.6 million a year ago. As a result, our long-term debt-to-capital ratio is now 33.3 percent compared with 44.5 percent a year ago. Our balance sheet is sound with significantly lower debt, excellent liquidity and the financial flexibility to pursue our strategic initiatives."

Outlook

Commenting on the business outlook, Culp said, "Mattress ticking sales have already picked up during the early part of our second quarter. For the current quarter, we expect sales in this segment to be moderately ahead of second quarter sales last year and expect that operating income will approximate last year's level. With respect to the upholstery fabrics segment, the outlook remains uncertain for a sustained recovery in retail furniture business conditions. We are optimistic that upholstery fabric sales will also pick up in the fall, as is seasonally typical in the furniture industry. For the second quarter, upholstery fabrics segment sales are expected to decrease less than the first quarter decline of 9.8 percent. While we do expect to be profitable in the upholstery fabrics segment, operating income will be down considerably from last year's second quarter. At this time, we expect to report net income in the range of $0.13 to $0.17 per share diluted, with the actual results depending primarily on the level of demand throughout the quarter. We believe the excellence in our design creativity, the strength in our mattress ticking business, the aggressive expansion of our offshore sourcing capabilities and our sound balance sheet effectively position Culp in today's marketplace."

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future sales, operating income, gross profit margins, SG&A or other expenses, and earnings. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. In addition, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.



                                   CULP, INC.
                         Condensed Financial Highlights
                                   (Unaudited)

                                                        Three Months Ended
                                                     -------------------------
                                                      August 1,     August 3,
                                                        2004          2003
                                                     ------------ ------------
Net sales                                            $67,849,000  $73,676,000
                                                     ============ ============
Net loss                                             $(1,052,000) $  (411,000)
                                                     ============ ============
Basic and diluted net loss per share:
   Basic                                             $     (0.09) $     (0.04)
   Diluted                                           $     (0.09) $     (0.04)
                                                     ============ ============
Average shares outstanding:
  Basic                                               11,547,000   11,515,000
  Diluted                                             11,547,000   11,515,000


          Reconciliation of Net Loss as Reported to Pro Forma Net Loss
                                   (Unaudited)

                                                        Three Months Ended
                                                     -------------------------
                                                      August 1,     August 3,
                                                        2004          2003
                                                     ------------ ------------
Net loss, as reported                                $(1,052,000) $  (411,000)
Restructuring and related charges (credits),
  net of income taxes                                    (42,000)          -0-
                                                     ------------ ------------
Pro forma net loss                                   $(1,094,000) $  (411,000)
                                                     ============ ============


Reconciliation of Net Loss Per Share as Reported to Pro Forma Net Loss Per Share
                                   (Unaudited)

                                                        Three Months Ended
                                                     -------------------------
                                                      August 1,     August 3,
                                                        2004          2003
                                                     ------------ ------------
Net loss per share, as reported                      $     (0.09)  $    (0.04)
Restructuring and related charges (credits),
  net of income taxes                                         -0-          -0-
                                                     ------------ ------------
Pro forma net loss per share                         $     (0.09)  $    (0.04)
                                                     ===========  ============

                                   -END-

Exhibit 99(b)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                         CONSOLIDATED STATEMENTS OF LOSS
          FOR THE THREE MONTHS ENDED August 1, 2004 AND August 3, 2003

                (Amounts in Thousands, Except for Per Share Data)

                                                                       THREE MONTHS ENDED (UNAUDITED)
                                                  -----------------------------------------------------------------------------
                                                           Amounts                                     Percent of Sales
                                                  --------------------------                    -------------------------------
                                                   August 1,     August 3,       % Over            August 1,        August 3,
                                                     2004          2003         (Under)              2004             2003
                                                  ------------  ------------  -------------     --------------  ---------------
Net sales                                      $       67,849        73,676       (7.9) %            100.0 %         100.0 %
Cost of sales (1)                                      59,174        62,198       (4.9) %             87.2 %          84.4 %
                                                  ------------  ------------  -------------     --------------  ---------------
   Gross profit                                         8,675        11,478      (24.4) %             12.8 %          15.6 %

Selling, general and
  administrative expenses                               9,280        10,516      (11.8) %             13.7 %          14.3 %
Restructuring credit                                     (138)            0      100.0  %             (0.2)%           0.0 %
                                                  ------------  ------------  ----------        --------------  ---------------
   Income  (loss) from operations                        (467)          962     (148.5) %             (0.7)%           1.3 %

Interest expense                                          940         1,497      (37.2) %              1.4 %           2.0 %
Interest income                                           (27)         (122)     (77.9) %             (0.0)%          (0.2)%
Other expense                                             214           239      (10.5) %              0.3 %           0.3 %
                                                  ------------  ------------  -------------     --------------  ---------------
   Loss before income taxes                            (1,594)         (652)    (144.5) %             (2.3)%          (0.9)%

Income taxes*                                            (542)         (241)     124.9  %             34.0 %          37.0 %
                                                  ------------  ------------  -------------     --------------  ---------------

   Net loss                                    $       (1,052)         (411)    (156.0) %             (1.6)%          (0.6)%
                                                  ============  ============  =============     ==============  ===============

Net loss per share-basic                       $        (0.09)        (0.04)    (125.0) %
Net loss per share-diluted                     $        (0.09)        (0.04)    (125.0) %
Net loss per share, diluted, excluding
    restructuring and related charges and
    credits (2)                                $        (0.09)        (0.04)    (125.0) %
Average shares outstanding-basic                       11,547        11,515        0.3 %
Average shares outstanding-diluted                     11,547        11,515        0.3 %



 * Percent of sales column for income taxes is calculated as a % of loss before income taxes.

(1) Cost of sales includes $75.0 of restructuring related charges for the three months ended August 1, 2004.

(2) Reconciliation of net loss as reported to pro forma net loss:

                                                                               THREE MONTHS ENDED (UNAUDITED)
                                                          --------------------------------------------------------------------------
                                                                   Amounts                                  Percent of Sales
                                                          --------------------------                 -------------------------------
                                                           August 1,     August 3,      % Over         August 1,       August 3,
                                                             2004          2003        (Under)           2004            2003
                                                          ------------  ------------  ----------     --------------  ---------------
Net loss, as reported                                  $    (1,052)         (411)      (156.0)%         (1.6) %          (0.6) %
Restructuring and related charges
(credits), net of taxes (a)                                    (42)            0        100.0 %         (0.1) %           0.0  %
                                                          ------------  ------------  ----------     --------------  ---------------
   Proforma net loss                                        (1,094)         (411)      (166.2)%         (1.6) %          (0.6) %

Pro forma net loss per share-basic                     $     (0.09)        (0.04)      (125.0)%
Pro forma net loss per share-diluted                   $     (0.09)        (0.04)      (125.0)%

(a) Represents the $138.0 restructuring credit, offset by the $75.0 in restructuring related charges, net of taxes to arrive at $42.0.

                  CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
                 AUGUST 1, 2004, AUGUST 3, 2003 AND MAY 2, 2004
                                    Unaudited
                             (Amounts in Thousands)

                                                       Amounts                     Increase
                                              ---------------------------         (Decrease)
                                               August 1,      August 3,    -------------------------   * May 2,
                                                  2004          2003        Dollars     Percent          2004
                                              -------------  ------------  ----------- -------------  -----------
Current assets
   Cash and cash equivalents                $       11,946        15,094       (3,148)     (20.9)%        14,568
   Short-term investments                                0        15,014      (15,014)    (100.0)%             0
   Accounts receivable                              24,242        24,227           15        0.1 %        30,719
   Inventories                                      52,083        49,275        2,808        5.7 %        49,045
   Deferred income taxes                             9,256        12,303       (3,047)     (24.8)%         9,256
   Other current assets                              1,645         4,001       (2,356)     (58.9)%         1,634
                                              -------------  ------------  ----------- -------------  -----------
                 Total current assets               99,172       119,914      (20,742)     (17.3)%       105,222

Property, plant & equipment, net                    78,880        83,299       (4,419)      (5.3)%        77,770
Goodwill                                             9,240         9,240            0        0.0 %         9,240
Other assets                                         1,307         1,934         (627)     (32.4)%         1,496
                                              -------------  ------------  ----------- -------------  -----------

                 Total assets               $      188,599       214,387      (25,788)     (12.0)%       193,728
                                              =============  ============  =========== =============  ===========



Current liabilities
   Current maturities of long-term debt     $          545           517           28        5.4 %           528
   Accounts payable                                 14,857        18,648       (3,791)     (20.3)%        15,323
   Accrued expenses                                 10,880        12,856       (1,976)     (15.4)%        13,028
   Accrued restructuring                             4,656         7,141       (2,485)     (34.8)%         4,968
   Income taxes payable                                606             0          606      100.0 %         1,850
                                              -------------  ------------  ----------- ----------     -----------
                 Total current liabilities          31,544        39,162       (7,618)     (19.5)%        35,697

Long-term debt , less current maturities            50,519        76,034      (25,515)     (33.6)%        50,502

Deferred income taxes                                4,138         3,851          287        7.5 %         4,138
                                              -------------  ------------  ----------- -------------  -----------
                 Total liabilities                  86,201       119,047      (32,846)     (27.6)%        90,337

Shareholders' equity                               102,398        95,340        7,058        7.4 %       103,391
                                              -------------  ------------  ----------- -------------  -----------

                 Total liabilities and
                 shareholders' equity       $      188,599       214,387      (25,788)     (12.0)%       193,728
                                              =============  ============  =========== =============  ===========

Shares outstanding                                  11,548        11,515           33        0.3 %        11,547
                                              =============  ============  =========== =============  ===========


   * Derived from audited financial statements

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE THREE MONTHS ENDED AUGUST 1, 2004 AND AUGUST 3, 2003

                                    Unaudited
                             (Amounts in Thousands)

                                                                          THREE MONTHS ENDED
                                                                       --------------------------
                                                                                Amounts
                                                                       --------------------------
                                                                        August 1,     August 3,
                                                                          2004          2003
                                                                       ------------  ------------
Cash flows from operating activities:
    Net loss                                                         $      (1,052)         (411)
    Adjustments to reconcile net loss to net cash
       provided by operating activities:
          Depreciation                                                       3,362         3,444
          Amortization of other assets                                          37            45
          Stock-based compensation                                              52            53
          Restructuring credit                                                (138)            0
          Changes in assets and liabilities:
             Accounts receivable                                             6,477         8,032
             Inventories                                                    (3,038)          277
             Other current assets                                              (11)         (797)
             Other assets                                                      206           256
             Accounts payable                                                  112          (845)
             Accrued expenses                                               (2,148)       (1,215)
             Accrued restructuring                                            (228)         (602)
             Income taxes payable                                           (1,244)         (349)
                                                                       ------------  ------------
                Net cash provided by operating activities                    2,387         7,888
                                                                       ------------  ------------

Cash flows from investing activities:
    Capital expenditures                                                    (4,375)       (1,875)
    Purchases of short-term investments                                          0        (5,038)
                                                                       ------------  ------------
                Net cash used in investing activities                       (4,375)       (6,913)
                                                                       ------------  ------------

Cash flows from financing activities:
    Payments on vendor-financed capital expenditures                          (675)         (287)
    Proceeds from issuance of long-term debt                                    34            51
    Proceeds from common stock issued                                            7             0
                                                                       ------------  ------------
                Net cash used in financing activities                         (634)         (236)
                                                                       ------------  ------------

Increase (decrease) in cash and cash equivalents                            (2,622)          739

Cash and cash equivalents at beginning of period                            14,568        14,355
                                                                       ------------  ------------

Cash and cash equivalents at end of period                          $       11,946        15,094
                                                                       ============  ============

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                 August 1, 2004

                                            FISCAL 04                     FISCAL 05
                                       -----------------  --------------------------------------
                                                Q1              Q1       Q2        Q3      Q4
                                       -----------------  --------------------------------------
INVENTORIES
   Inventory turns                              5.0            4.7

RECEIVABLES
   Days sales in receivables                     32             30

WORKING CAPITAL
   Current ratio                                3.1            3.1
   Operating working capital turnover (1)       5.1            5.1
   Operating working capital (1)            $54,854        $61,468

PROPERTY, PLANT & EQUIPMENT
   Depreciation rate                           6.2%           6.1%
   Percent property, plant &
     equipment are depreciated                62.3%          64.2%
   Capital expenditures                      $6,747 (2)     $4,543

LEVERAGE
   Total liabilities/equity                  124.7%          84.2%
   Long-term debt/equity                      80.3%          49.9%
   Long-term debt/capital employed (3)        44.5%          33.3%
   Long-term debt                           $76,551        $51,064

OTHER
   Book value per share                       $8.28          $8.87
   Employees at quarter end                   2,383          2,235
   Sales per employee (annualized)         $121,628       $119,190
   Capital employed (3)                    $171,891       $153,462

  (1) Working capital for this calculation is accounts receivable, inventories and accounts payable.
  (2) Expenditures for entire year.
  (3) Capital employed represents long-term debt plus stockholders equity; Long-term debt is long-term debt plus current maturities of of long-term debt.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
       SALES, GROSS PROFIT AND OPERATING INCOME (LOSS) BY SEGMENT/DIVISION
          FOR THE THREE MONTHS ENDED AUGUST 1, 2004 AND AUGUST 3, 2003


                             (Amounts in thousands)

                                                                  THREE MONTHS ENDED (UNAUDITED)
                                               ------------------------------------------------------------------
                                                     Amounts                           Percent of Total Sales
                                               ---------------------              ------------------------------
                                               August 1,   August  3,   % Over     August 1,       August 3,
Net Sales by Segment                             2004        2003       (Under)      2004            2003
---------------------------------------------  ----------  ---------  ----------  -------------  ---------------
Mattress Fabrics
     Culp Home Fashions                      $    25,953     27,220      (4.7) %         38.3 %          36.9 %
                                               ----------  ---------  ----------  -------------  ---------------

Upholstery Fabrics
    Culp Decorative Fabrics                       23,919     29,617     (19.2) %         35.3 %          40.2 %
    Culp Velvets/Prints                           17,977     16,839       6.8  %         26.5 %          22.9 %
                                               ----------  ---------  ----------  -------------  ---------------
                                                  41,896     46,456      (9.8) %         61.7 %          63.1 %
                                               ----------  ---------  ----------  -------------  ---------------

     Net Sales                               $    67,849     73,676      (7.9) %        100.0 %         100.0 %
                                               ==========  =========  ==========  =============  ===============


Gross Profit by Segment                                                                 Gross Profit Margin
---------------------------------------------                                     ------------------------------

Mattress Fabrics                             $     4,794      6,072     (21.0) %         18.5 %          22.3 %
                                               ----------  ---------  ----------  -------------  ---------------

Pro forma Upholstery Fabrics                       3,956      5,406     (26.8) %          9.4 %          11.6 %
    Restructuring related charges (1)                 75          0     100.0  %          0.2 %           0.0 %
                                               ----------  ---------  ----------  -------------  ---------------
Upholstery Fabrics gross profit                    3,881      5,406     (28.2) %          9.3 %          11.6 %
                                               ----------  ---------  ----------  -------------  ---------------


     Gross Profit                            $     8,675     11,478     (24.4) %         12.8 %          15.6 %
                                               ==========  =========  ==========  =============  ===============


Operating Income (loss)  by Segment                                                Operating Income (Loss) Margin
---------------------------------------------                                     ------------------------------

Mattress Fabrics                             $     2,899      4,144     (30.0) %         11.2 %          15.2 %
                                               ----------  ---------  ----------  -------------  ---------------

Pro forma Upholstery Fabrics                      (2,619)    (1,719)    (52.4) %         (6.3)%          (3.7)%
     Restructuring and related charges
     and credits (1)                                  63          0     100.0  %          0.2 %           0.0 %
                                               ----------  ---------  ----------  -------------  ---------------
Upholstery Fabrics operating loss                 (2,556)    (1,719)    (48.7) %         (6.1)%          (3.7)%
                                               ----------  ---------  ----------  -------------  ---------------

Unallocated corporate expenses                      (810)    (1,463)     44.6  %         (1.2)%          (2.0)%
                                               ----------  ---------  ----------  -------------  ---------------

     Operating income (loss)                 $      (467)       962    (148.5) %         (0.7)%           1.3 %
                                               ==========  =========  ==========  =============  ===============

Depreciation by Segment
---------------------------------------------
Mattress Fabrics                             $       916        944      (3.0) %
Upholstery Fabrics                                 2,446      2,499      (2.1) %
                                               ----------  ---------  ----------
Total Depreciation                           $     3,362      3,444      (2.4) %
                                               ==========  =========  ==========


(1) Restructuring and related charges include a credit of $138.0 for the reversal of certain accrued expenses, offset by $75.0 in equipment dismantling charges; both related to the closing of the Lumberton manufacturing facility.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
           SALES, GROSS PROFIT AND OPERATING INCOME (LOSS) BY SEGMENT
                      FOR THE FISCAL YEAR ENDED MAY 2, 2004

                                   (UNAUDITED)
                             (Amounts in thousands)


Net Sales by Segment
----------------------------------
                                        QTR 1                 QTR 2                 QTR 3             QTR 4
                               --------------------  -------------------  -------------------  -----------------
                               August 3,    % of     November 2,   % of   February 1,   % of    May 2,    % of      Fiscal    % of
                                 2003       Sales       2003       Sales    2004        Sales    2004     Sales      2004     Sales
                               ----------  --------  ----------  -------  ---------  --------  -------  --------  ---------  -------
Mattress Fabrics
     Culp Home Fashions       $   27,220     36.9%      26,788    32.4%     25,114     32.8%   27,200     31.9%    106,322    33.4%
                               ----------  --------  ----------  -------  ---------  --------  -------  --------  ---------  -------

Upholstery Fabrics
    Culp Decorative Fabrics       29,617     40.2%      32,459    39.2%     29,678     38.8%   32,519     38.2%    124,273    39.1%
    Culp Velvets/Prints           16,839     22.9%      23,484    28.4%     21,769     28.4%   25,429     29.9%     87,521    27.5%
                               ----------  --------  ----------  -------  ---------  --------  --------  -------  ---------  -------

                                  46,456     63.1%      55,943    67.6%     51,447     67.2%   57,948     68.1%    211,794    66.6%
                               ----------  --------  ----------  -------  ---------  --------  -------  --------  ---------  -------

     Net Sales                $   73,676    100.0%      82,731   100.0%     76,561    100.0%   85,148    100.0%    318,116   100.0%
                               ==========  ========  ==========  =======  =========  ========  =======  ========  =========  =======

Gross Profit by Segment
----------------------------------

Mattress Fabrics              $    6,072     22.3%       6,329    23.6%      5,093     20.3%    5,883     21.6%     23,377    22.0%

Upholstery Fabrics                 5,406     11.6%      10,409    18.6%      9,375     18.2%    9,755     16.8%     34,945    16.5%
                               ----------  --------  ----------  -------  ---------  --------  -------  --------  ---------  -------

     Gross profit             $   11,478     15.6%      16,738    20.2%     14,468     18.9%   15,638     18.4%     58,322    18.3%
                               ==========  ========  ==========  =======  =========  ========  =======  ========  =========  =======


Operating Income (loss) by Segment
----------------------------------

Mattress Fabrics              $    4,144     15.2%       4,247    15.9%      3,039     12.1%    3,555     13.1%     14,985    14.1%
                               ----------  --------  ----------  -------  ---------  --------  -------  --------  ---------  -------

Pro forma Upholstery Fabrics      (1,719)    -3.7%       3,452     6.2%      2,260      4.4%    2,844      4.9%      6,837     3.2%
    Restructuring credit               0      0.0%           0     0.0%          0      0.0%   (1,047)    -1.8%     (1,047)   -0.5%
                               ----------  --------  ----------  -------  ---------  --------  -------  --------  ---------  -------
Upholstery Fabrics operating
    income (loss)                 (1,719)    -3.7%       3,452     6.2%      2,260      4.4%    3,891      6.7%      7,884     3.7%
                               ----------  --------  ----------  -------  ---------  --------  -------  --------  ---------  -------

Unallocated corporate expenses    (1,463)    -2.0%      (1,257)   -1.5%     (1,113)    -1.5%     (686)    -0.8%     (4,519)   -1.4%
                               ----------  --------  ----------  -------  ---------  --------  -------  --------  ---------  -------

     Operating income         $      962      1.3%       6,442     7.8%      4,186      5.5%    6,760      7.9%     18,350     5.8%
                               ==========  ========  ==========  =======  =========  ========  =======  ========  =========  =======

Depreciation by Segment
----------------------------------

Mattress Fabrics              $      944                  942                  937               930                3,753
Upholstery Fabrics                 2,499                2,498                2,476             2,417                9,889
                               ----------            ----------           ---------           -------             ---------
Total Depreciation            $    3,444                3,439                3,412             3,348               13,642
                               ==========            ==========           =========           =======             =========





                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
          for the three months ended August 1, 2004 and August 3, 2003




OVERVIEW

Highlights for the first quarter ended August 1, 2004 , include:

o Mattress fabrics segment average weekly sales up 2.7 percent during period of transition to one-sided mattresses.

o Aggressive expansion of offshore sourcing capabilities, resulting in sales of sourced upholstery fabrics more than doubling over the same period last year.

o     Long-term debt-to-capital ratio of 33.3% compared with 44.5% a year ago.

o Earnings expectation for the second quarter of fiscal 2005 is net income of $0.13 to $0.17 per diluted share.


GENERAL - The first quarter of the fiscal year is typically the slowest period for the company and the furniture industry due to scheduled plant vacation shutdowns. The seasonal slowdown, combined with the continued weakness in consumer demand for furniture throughout the summer, accounted for this modest drop. In addition, the first quarter of fiscal 2005 included 13 weeks versus 14 weeks for the same period of fiscal 2004. For the first quarter of fiscal 2005, net sales decreased 7.9% to $67.8 million. Average weekly sales for the first quarter of fiscal 2005 were $5.2 million compared with $5.3 million in the prior year period, a decrease of less than 1.0%. The company reported a net loss of $1,052,000, or $0.09 per share diluted, compared with a net loss of $411,000, or $0.04 per share diluted, in the first quarter of fiscal 2004. Excluding restructuring and related charges and credits of approximately $42,000, net of income taxes, the net loss for the quarter was $1,094,000. These results are in line with the previously announced guidance of an expected loss of $0.08 to $0.13 per share.


STATEMENT OF OPERATIONS COMMENTS


     MATTRESS FABRICS SEGMENT (See page 5 - Sales, Gross Profit and Operating Income (Loss) by Segment)

     Net Sales -- Mattress fabric sales (known as mattress ticking) for the first quarter of fiscal 2005 decreased 4.7% to $26.0 million compared with $27.2 million for the same period a year ago. As noted above, these results reflect a 13 week period versus a 14 week period last year. Average weekly sales for the first quarter of fiscal 2005 were $2.0 million compared with $1.9 million in the prior year period, an increase of 2.7%. While sales, on a comparable basis, continue to be affected by the recent customers' transition to one-sided mattresses, which utilize one-third less fabric, the mattress ticking segment experienced higher sales, on an average weekly basis, by expanding business with certain key accounts. Also, mattress manufacturers are currently incurring higher costs for other mattress components, such as steel, as well as costs associated with flame retardant requirements. As a result of these increased costs, mattress manufacturers are placing additional pressure on mattress ticking prices, and in some instances manufacturers are moving to lower priced ticking.

Mattress ticking yards sold during the first quarter of fiscal 2005 were 10.8 million compared with 10.5 million yards in the first quarter of last year. The average selling price was $2.38 per yard for the first quarter, compared to $2.57 per yard in the same quarter last year, a decrease of 7.4%.

     Operating income -- For the first quarter of fiscal 2005, the mattress fabrics segment reported operating income of $2.9 million, or 11.2% of sales, compared with $4.1 million, or 15.2% of sales, for the prior year period. Operating income was primarily impacted by fewer sales weeks and inventory markdowns related to certain customer programs. These factors are expected to have significantly less impact on the segment's second quarter results.



     UPHOLSTERY FABRICS SEGMENT (See page 5 - Sales, Gross Profit and Operating Income (Loss) by Segment)

     Net Sales -- Upholstery fabric sales for the first quarter of fiscal 2005 decreased 9.8% to $41.9 million when compared to the first quarter of fiscal 2004. Average weekly sales for the first quarter of fiscal 2005 were $3.2 million compared with $3.3 million in the prior year period, a decrease of 2.9%. The lower sales primarily reflect soft demand by furniture retailers, as well as current consumer preference for leather furniture and increased competition from imported fabrics, including cut and sewn kits, primarily from Asia.

With the company's offshore sourcing efforts, including the China platform, the company is experiencing higher sales of upholstery fabric products produced outside of the company's U.S. manufacturing plants. These sales, which include microdenier suedes and fabrics produced at the company's China plant, increased 162% over the prior year period and accounted for approximately $5.5 million, or 13.1% of upholstery fabric sales for the quarter. Offshore sourced fabrics of $2.1 million accounted for approximately 4.5% of upholstery fabric sales for the same period last year.

Upholstery  fabric yards sold during the first  quarter were 9.3 million  versus
10.6 million in the first quarter of fiscal 2004, a decline of 12.3%. Average selling price was $4.25 per yard for the first quarter compared with $4.13 per yard in the same quarter of last year, an increase of 2.9%, due to higher average selling prices in both the CDF and CVP divisions.

     Operating income (loss) -- Operating loss for the first quarter of fiscal 2005 was $2.6 million, or 6.1% of sales, compared with a loss of $1.7 million, or 3.7% of sales, for the same period last year. The segment loss in each period was primarily due to underutilization of the company's U.S. manufacturing capacity. If sales continue to be under pressure in the upholstery fabrics segment, management is prepared to take the necessary actions to further adjust the company's cost structure and U.S. capacity, as the company has demonstrated in recent years.

     SG&A EXPENSES -- SG&A expenses of $9.3 million for the first quarter of fiscal 2005 decreased approximately $1.2 million, or 11.8%, from the prior year amount. As a percent of net sales, SG&A expenses decreased to 13.7% from 14.3% the previous year, due mostly to lower professional fees.

     Unallocated Corporate Expenses - The unallocated corporate expense category includes certain items that have not been allocated to the company's segments (see Page 5 - Sales and Gross Profit/Operating Income (Loss) by Segment). The major components of unallocated corporate expenses include compensation and benefits for certain executive officers and all costs related to being a public company. For the first quarter of fiscal 2005, unallocated corporate expenses totaled $810,000 compared with $1.5 million for the same period last year, reflecting a substantial decrease in professional fees.

     INTEREST EXPENSE AND INTEREST INCOME -- Interest expense for the first quarter declined to $940,000 from $1.5 million the previous year due to lower borrowings outstanding. Interest income decreased to $27,000 from $122,000 the previous year due to lower invested balances in fiscal 2005.

     INCOME TAXES -- The effective tax rate (taxes as a percentage of pretax income (loss)) for the first quarter of fiscal 2005 was 34.0% compared with 37.0% for the same period last year.


BALANCE SHEET COMMENTS
----------------------

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents as of August 1, 2004 decreased to $11.9 million from $14.6 million at the end of fiscal 2004, primarily reflecting cash flow from operations of $2.4 million and capital expenditures and payments on vendor financed capital expenditures of $5.0 million.

     WORKING CAPITAL -- Accounts receivable as of August 1, 2004 increased 0.1% from the year-earlier level. Days sales outstanding totaled 30 days at August 1, 2004 compared with 32 days a year ago. Inventories at the close of the first quarter increased 5.7% from a year ago. Inventory turns for the first quarter were 4.7 versus 5.0 for the year-earlier period. Operating working capital (comprised of accounts receivable and inventories, less trade accounts payable) was $61.5 million at August 1, 2004, up from $54.9 million a year ago.

     PROPERTY, PLANT AND EQUIPMENT -- Capital spending for the first quarter of fiscal 2005 was $4.5 million, including approximately $3.9 million for the purchase of a building that will serve as the company's new corporate offices and as new space for the company's showrooms. The company expects the annual operating costs of the new building to be significantly lower than the lease and related costs associated with the current facilities. Depreciation for the first quarter was $3.4 million, and is estimated at $13.5 million for the full fiscal year. For fiscal 2005, the company anticipates capital expenditures to be approximately $9.0 million, including the $5.7 million budgeted for the building purchase and related renovations.

     INTANGIBLE ASSETS -- As of August 1, 2004, $9.2 million in goodwill is the company's only intangible asset. This goodwill is comprised of $4.1 million related to the mattress fabrics segment, and $5.1 million related to the Culp Decorative Fabrics division within the upholstery fabrics segment.

     LONG-TERM DEBT -- The company's long-term debt of $51.1 million is unsecured and is comprised of $50.0 million in outstanding senior notes, with a fixed interest rate of 7.76%, and a $1.1 million, non-interest bearing term loan with the Canadian government. Additionally, the company has a $15.0 million revolving credit line with a bank, of which no balance is outstanding at August 1, 2004. The current bank agreement, which expires in August 2004, has been extended to August 2005. The first scheduled principal payment on the $50.0 million senior notes is due March 2006 in the amount of $7.5 million. The
Canadian government loan is repaid in annual installments of approximately $500,000 per year. The company was in compliance with all financial covenants in its loan agreements as of August 1, 2004.

CASH FLOW FROM OPERATIONS COMMENTS
----------------------------------

     Cash flow from operations was $2.4 million for the first quarter of fiscal 2005, compared with $7.9 million for the same period last year. This decrease was primarily due to higher inventory balances and lower cash generated from accounts receivable balances. For the first quarter of fiscal 2005, cash flow generated from operations, as well as a portion of existing cash on hand, was used for capital expenditures, most of which relate to the building purchase described above.

BUSINESS OUTLOOK
----------------

Mattress ticking sales have picked up during the early part of the company's second quarter. For the current quarter, management expects sales in this segment to be moderately ahead of second quarter sales last year and expects that operating income will approximate last year's level. With respect to the upholstery fabrics segments, the outlook remains uncertain for a sustained recovery in retail furniture business conditions. Management is optimistic that upholstery fabric sales will also pickup in the fall, as is seasonally typical in the furniture industry. For the second quarter, upholstery fabrics segment sales are expected to decrease less than the first quarter decline of 9.8%. While management expects to be profitable in the upholstery fabrics segment, operating income will be down considerably from last year's second quarter. At this time, the company expects to report net income in the range of $0.13 to $0.17 per share diluted, with the actual results depending primarily on the level of demand throughout the quarter. Management believes that the excellence in design creativity, the strength in the company's mattress ticking business, the company's aggressive expansion of its' offshore sourcing capabilities and the company's sound balance sheet effectively position Culp in today's marketplace.